Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Macco International Corp. on Form S-1/A2 of my Report of Independent Registered Public Accounting Firm, dated April 25, 2013 on the balance sheet of Macco International Corp. as at February 28, 2013, and the related statements of operations, stockholders' equity, and cash flows for the period from July 5, 2012 (date of inception) through February 28, 2013.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Aurora, Colorado

August 5, 2013                                                                       Ronald R. Chadwick, P.C.